SERVICE AGREEMENT

FOR

TRANSFER AGENT SERVICES

TO

FLAHERTY & CRUMRINE DYNAMIC PREFERRED AND INCOME FUND
INCORPORATED

     THIS SERVICE AGREEMENT FOR TRANSFER AGENT SERVICES (this “Agreement”) between Flaherty & Crumrine Dynamic Preferred and Income Fund Incorporated, a Maryland corporation, (“Client” or the “Fund”) and BNY Mellon Investment Servicing (US) Inc., a Massachusetts corporation (“Transfer Agent”), is dated as of May ___, 2013.

1. Appointment. Client appoints Transfer Agent as its transfer agent, registrar and dividend disbursing agent and Transfer Agent accepts such appointment in accordance with and subject to the following terms and conditions for all authorized shares of each class of stock of Client (the “Shares”).

2. Term of Agreement. Transfer Agent’s appointment hereunder shall commence on the next business day after the later of (i) the date hereof, or (ii) the date Transfer Agent has confirmed that Client’s records have been converted to Transfer Agent’s system (the “Effective Date”), and shall continue for one year thereafter (the “Initial Term”). Unless either party gives written notice of termination of this Agreement at least 90 days prior to the end of the Initial Term, or any successive renewal term, or in accordance with Section 11 hereof, this Agreement shall automatically renew for successive additional one-year terms.

3. Duties of Transfer Agent. Commencing on the Effective Date, Transfer Agent shall provide the services listed in Exhibit A hereto, in the performance of its duties hereunder. Transfer Agent shall act in good faith and without gross negligence, willful misfeasance, willful misconduct or reckless disregard in performing its duties hereunder.

4. Representations, Warranties and Covenants of Client. Client represents, warrants and covenants to Transfer Agent that:

     (a) it is a corporation duly organized and validly existing under the laws of its state of incorporation;

     (b) the Shares issued and outstanding on the date hereof have been duly authorized, validly issued and are fully paid and are non-assessable; and any Shares to be issued hereafter, when issued, shall have been duly authorized, validly issued and fully paid and will be non-assessable;

     (c) the Shares issued and outstanding on the date hereof have been duly registered under the Securities Act of 1933, as amended (the “Securities Act”), and such registration has become effective, or are exempt from such registration; and have been duly registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or are exempt from such registration;

     (d) any Shares to be issued hereafter, when issued, shall have been duly registered under the Securities Act, and such registration shall have become effective, or shall be exempt from such registration; and shall have been duly registered under the Exchange Act, or shall be exempt from such registration;

     (e) Client has paid or caused to be paid all taxes, if any, that were payable upon or in respect of the original issuance of the Shares issued and outstanding on the date hereof;

     (f) assuming the accuracy of Transfer Agent’s representations and warranties and compliance by Transfer Agent with its covenants hereunder, the execution and delivery of this Agreement, and the issuance and any subsequent transfer of the Shares in accordance with this Agreement, do not and will not conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the charter or the by-laws of Client, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which Client is a party or by which it is bound, additionally, this Agreement has been duly authorized, executed and delivered by Client, assuming the due execution and delivery by Transfer Agent, and is enforceable against Client in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors' rights generally; and

     (g) Client agrees to provide to Transfer Agent the documentation and notifications listed in Exhibit B hereto according to the requirements set forth therein.

5. Representations, Warranties and Covenants of Transfer Agent. Transfer Agent represents, warrants and covenants to Client that:

     (a) Transfer Agent is a corporation duly organized and validly existing under the laws of its state of organization;

     (b) Transfer Agent is, and for the term of this Agreement shall remain, duly registered as a transfer agent under the Exchange Act;

     (c) during the term of this Agreement, Transfer Agent shall comply with its obligations as a transfer agent under the Exchange Act and the rules and regulations thereunder; and

     (d) assuming the accuracy of Client’s representations and warranties and compliance by Client with its covenants hereunder, the execution and delivery of this Agreement, and the performance by Transfer Agent of its obligations in accordance with this Agreement, do not and will not conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the organizational documents of Transfer Agent, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which Transfer Agent is a party or by which it is bound, additionally, this Agreement has been duly authorized, executed and delivered by Transfer Agent, assuming the due execution and delivery by Client, and is enforceable against Transfer Agent in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors' rights generally.

6. Scope of Agency.

     (a) Transfer Agent shall act solely as transfer agent for Client under this Agreement and owes no duties hereunder to any other person. Transfer Agent undertakes to perform the duties and only the duties that are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against Transfer Agent.

     (b) In the absence of its own gross negligence, willful misfeasance, willful misconduct and reckless disregard in discharging its duties as contemplated hereunder, and absent its material breach of this Agreement, Transfer Agent may rely upon, and shall be protected in acting or refraining from acting in reliance upon, (i) any oral instruction, writing or document from Client reasonably believed by Transfer Agent to be genuine and to have been made, signed, communicated or given by the proper person or persons; (ii) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; (iii) any instructions received through Direct Registration System/Profile; or (iv) subject to Section 6(c) below, any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed. In addition, Transfer Agent is authorized to refuse to make any transfer that it determines in a good faith commercially reasonable manner not to be in good order.

     (c) In connection with any question of law arising in the course of Transfer Agent performing its duties hereunder, Transfer Agent may, with respect to questions of law specifically regarding the provision of services to Client, obtain the advice of a reasonably selected, nationally recognized outside counsel (not objectionable to Client) and shall be fully protected with respect to actions taken or omitted by it in good faith in conformity with the written opinion of such counsel, which shall be promptly shared with Client.

     (d) Any instructions given by Client to Transfer Agent orally shall be confirmed in writing by Client as soon as reasonably practicable. Absent its own gross negligence, willful misfeasance, willful misconduct and reckless disregard, Transfer Agent shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in reliance upon any oral instructions that do not conform with the written confirmation received in accordance with this Section 6(d).

7. Indemnification.

     (a) Client agrees to indemnify Transfer Agent and hold Transfer Agent harmless from and against any and all losses, liabilities, claims, demands, and any cost or expense (collectively, “Losses”) sustained or incurred by or asserted against Transfer Agent directly by reason of or as a result of any action or inaction, or arising out of Transfer Agent’s performance hereunder, including reasonable fees and expenses of counsel incurred by Transfer Agent in a successful defense of claims by Client; provided however, that Client shall not indemnify Transfer Agent for those Losses arising out of Transfer Agent’s own gross negligence, willful misfeasance, willful misconduct or reckless disregard. This indemnity shall be a continuing obligation of Client, its successors and assigns, for a period of two years following the termination of this Agreement.

     (b) Transfer Agent agrees to indemnify Client and hold Client harmless from and against any and all Losses sustained or incurred by or asserted against Client directly by reason of or as a result of Transfer Agent’s own gross negligence, willful misfeasance, willful misconduct or reckless disregard in performance of the services contemplated by this Agreement, including reasonable fees and expenses of counsel incurred by Client in a successful defense of claims by Transfer Agent; provided however, that Transfer Agent shall not indemnify Client for those Losses arising out of Client’s own gross negligence, willful misfeasance, willful misconduct or reckless disregard. This indemnity shall be a continuing obligation of Transfer Agent, its successors and assigns, for a period of two years following the termination of this Agreement.

8. Limitation of Liability.

     (a) Subject to the terms of this Section 8, Transfer Agent shall not be liable for Losses incurred by or asserted against Client, except those Losses arising out of Transfer Agent’s or Transfer Agent affiliate’s failure to act in good faith and without gross negligence, willful misfeasance, willful misconduct or reckless disregard. In no event will Transfer Agent or Client be liable for special, indirect, incidental, consequential or punitive losses or damages of any kind whatsoever (including but not limited to lost profits), even if such party has been advised of the possibility of such losses or damages and regardless of the form of action. Any liability of Transfer Agent will be limited in the aggregate to an amount equal to eighteen (18) times the monthly administrative fee to be paid by Client pursuant to this Agreement; provided that if this Agreement has not been in effect for eighteen (18) months, such amount shall be calculated based on the average amount of monthly fees for such period as the Agreement shall have been in effect applied to an eighteen (18) month period.

     (b) If any question or dispute arises with respect to the proper interpretation of this Agreement or Transfer Agent’s duties hereunder, Transfer Agent shall act or refrain from acting, in good faith and without gross negligence, willful misfeasance, willful misconduct or reckless disregard, and shall not be held liable or responsible for its failure or refusal to act under such circumstances until the question or dispute has been (i) judicially settled (and Transfer Agent may, if it deems it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by a final judgment of a court of competent jurisdiction that is binding on all parties interested in the matter and is no longer subject to review or appeal, or (ii) settled by a written document in form and substance satisfactory to Transfer Agent and executed by Client. For such purpose, Transfer Agent may, but shall not be obligated to, require the execution of such a document.

9. Force Majeure. Transfer Agent shall not be liable for any failures, delays or losses, arising directly or indirectly out of conditions reasonably beyond its control, including, but not limited to, acts of government, exchange or market ruling, suspension of trading, work stoppages or labor disputes, civil disobedience, riots, rebellions, electrical or mechanical failure, computer hardware or software failure, communications facilities failures including telephone failure, war, terrorism, insurrection, fires, earthquakes, storms, floods, acts of God or similar occurrences; provided that Transfer Agent has taken steps that are commercially reasonable under the circumstances to mitigate such failures, delays or losses resulting from such activities.

10. Market Data. Client acknowledges that Transfer Agent may provide real-time or delayed quotations and other market information and messages (“Market Data”), which Market Data is provided to Transfer Agent by certain national securities exchanges and associations who assert a proprietary interest in Market Data disseminated by them but do not guarantee the timeliness, sequence, accuracy or completeness thereof. Client agrees and acknowledges that, absent Transfer Agent’s failure to act in good faith and without gross negligence, willful misfeasance, willful misconduct or reckless disregard, Transfer Agent shall not be liable in any way for any loss or damage arising from or occasioned by any inaccuracy, error, delay in, omission of, or interruption in any Market Data or the transmission thereof.

11. Termination.

     (a) Client may terminate this Agreement if (i) Transfer Agent defaults on any of its material obligations hereunder and such default remains uncured thirty (30) days after Transfer Agent’s receipt of notice of such default from Client; (ii) any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against Transfer Agent, Transfer Agent shall become insolvent or shall cease paying its obligations as they become due or makes any assignment for the benefit of its creditors; (iii) if Transfer Agent ceases to be registered as a transfer agent as required under the Securities Exchange Act of 1934; or (iv) notice is given to Transfer Agent in writing specifying the date of such termination, which termination date shall not be less than ninety (90) days after the giving of such notice.

     (b) Transfer Agent may suspend providing services hereunder or terminate this Agreement if (i) Client fails to pay amounts due hereunder or defaults on any of its material obligations hereunder and such failure or default remains uncured thirty (30) days after Client’s receipt of notice of such failure or default from Transfer Agent; (ii) any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against Client, Client shall become insolvent, or shall cease paying its obligations as they become due or makes any assignment for the benefit of its creditors; (iii) Client is acquired by or is merged with or into another entity where Client is not the surviving company; or (iv) notice is given to Client in writing specifying the date of such termination, which termination date shall not be less than ninety (90) days after the giving of such notice.

     (c) Upon termination of this Agreement, all fees earned and expenses incurred by Transfer Agent up to and including the date of such termination shall be immediately due and payable to Transfer Agent within 30 days following the effective date of such termination.

     (d) Prior to termination of this Agreement, Client shall provide Transfer Agent with written instructions as to the disposition of records, as well as any additional documentation reasonably requested by Transfer Agent. Except as otherwise expressly provided in this Agreement, the respective rights and duties of Client and Transfer Agent under this Agreement shall cease upon termination of this Agreement.

12. Confidentiality.

     (a) In connection with Transfer Agent’s appointment hereunder, each party shall obtain confidential information related to the other party or its stockholders that is not available to the general public (“Confidential Information”), which Confidential Information shall include the terms and conditions of this Agreement and the exhibits attached hereto. Each party agrees that the Confidential Information shall be held and treated by it, its directors, officers, employees, affiliates, agents and subcontractors (collectively, “Representatives”) in confidence and, except as hereinafter provided, shall not be disclosed in any manner whatsoever except as otherwise required by law, regulation, subpoena or governmental authority, or where requested pursuant to an independent compliance or audit review (i.e.; a SOC 1 review). Confidential Information shall be used by each party and its Representatives only for the purposes for which provided and shall be disclosed by such party only to those Representatives who have a need to know in order to accomplish the business purpose in connection with which the Confidential Information has been provided. Confidential Information does not include information that (i) is now or subsequently becomes generally available to the public through no fault or breach on the part of the receiving party; (ii) the receiving party had rightfully in its possession (without any action by such party in breach of the duty to keep such information confidential) prior to disclosure to it by the disclosing party; (iii) is independently developed by the receiving party without the use of or reference to any Confidential Information; or (iv) the receiving party rightfully obtains on a non-confidential basis from a source other than the disclosing party who has the right to transfer or disclose it.

     (b) In connection with the provision of services under this Agreement, Client may direct Transfer Agent to release information, including non-public personal information (“NPPI”), as defined in Title V of the Gramm Leach Bliley Act and the regulations issued thereunder (including but not limited to Regulation P of the Board of Governors of the Federal Reserve) to Client’s agents or other third party service providers, including, without limitation, broker/dealers, custodians and depositories. In addition, Client consents to the release of information, including NPPI, (i) to any of Transfer Agent’s Representatives in connection with the services provided hereunder, provided that such NPPI is treated by Transfer Agent’s Representatives as Confidential Information, and (ii) as required by law, regulation, subpoena or governmental authority, or where requested pursuant to an independent compliance or audit review, provided that such NPPI is treated by the party performing the compliance or audit review as Confidential Information. Transfer Agent shall not be liable for the release of information in accordance with the foregoing provisions.

     (c) Client understands that The Bank of New York Mellon Corporation is a global financial organization that operates in and provides services and products to clients through affiliates and subsidiaries located in multiple jurisdictions (the “BNY Mellon Group”). Client also understands that the BNY Mellon Group may centralize in one or more affiliates, subsidiaries or unaffiliated service providers certain activities, including audit, accounting, administration, risk management, legal, compliance, sales, marketing, relationship management, and the storage, maintenance, aggregation, processing and analysis of information and data regarding Client and its account(s). Consequently, Client hereby consents and authorizes Transfer Agent to disclose to other members of the BNY Mellon Group (and their respective officers, directors and employees) information and data regarding Client, its employees and representatives, and its account(s) established pursuant to this Agreement in connection with the foregoing activities. To the extent that information and data includes personal data encompassed by relevant data protection legislation applicable to Client, Client represents and warrants that it is authorized to provide the foregoing consents and authorizations and that the disclosure to Transfer Agent will comply with the relevant data protection legislation. Client acknowledges and agrees that information concerning Client may be disclosed to unaffiliated service providers who are required to maintain the confidentiality of such information, to governmental and regulatory authorities in jurisdictions where the BNY Mellon Group operates, and otherwise as required by law.

13. Lost Stockholders; In-Depth Stockholder Search.

     (a) Transfer Agent shall conduct such database searches to locate lost stockholders as are required by Rule 17Ad-17 under the Exchange Act, without charge to the stockholder. If a new address is so obtained in a database search for a lost stockholder, Transfer Agent shall conduct a verification mailing and update its records for such stockholder accordingly.

     (b) Transfer Agent may conduct a more in-depth search for the purpose of (i) locating lost stockholders for whom a new address is not obtained in accordance with clause (a) above, (ii) identifying stockholders who are deceased (or locating their next of kin) and (iii) locating stockholders whose accounts contain two or more consecutive uncashed checks, in each case using the services of a locating service provider selected by Transfer Agent. Such provider may compensate Transfer Agent for processing and other services that Transfer Agent provides in connection with such in-depth search.

     (c) Upon locating any stockholder (or next of kin) pursuant to clause (b) above, the locating service provider shall clearly identify to such stockholder (or next of kin) all assets held in such stockholder’s account. Such provider shall inform any such located stockholders (or next of kin) that they may choose either (i) to contact Transfer Agent directly to obtain the assets in such account, at no charge other than any applicable fees to replace lost certificates, if any, or (ii) to use the services of such provider for a fee, which may not exceed (A) 10% of the asset value of such stockholder’s property where the registered stockholder is a living person or (B) 20% of the asset value of such stockholder’s property where the registered stockholder is deceased or is not a natural person; provided that in no case shall such fee exceed the maximum statutory fee permitted by the applicable state jurisdiction. If Client selects a locating service provider other than one selected by Transfer Agent, then Transfer Agent shall not be responsible for the terms of any agreement with such provider and additional fees may apply.

14. Compensation and Expenses.

     (a) Commencing on the Effective Date, Client shall compensate Transfer Agent for its services hereunder as mutually agreed to in writing by each party hereto from time to time.

     (b) All amounts owed to Transfer Agent hereunder are due within thirty (30) days of the invoice date. Client agrees to reimburse Transfer Agent for any reasonable attorney’s fees and any other costs associated with collecting delinquent payments.

     (c) Client shall be charged for certain expenses advanced or incurred by Transfer Agent in connection with the performance of the duties hereunder. Such charges include, but are not limited to, stationery and supplies, such as transfer sheets, dividend checks, envelopes, and paper stock, as well as any disbursements for telephone, mail insurance, electronic document creation and delivery, travel expenses for annual meetings, link-up charges from Automatic Data Processing Inc. and tape charges from The Depository Trust Company. While Transfer Agent endeavors to maintain such charges (both internal and external) at competitive rates, these charges will not, in all instances, reflect actual out-of-pocket costs, and in some instances may include reasonable handling charges to cover internal processing and use of Transfer Agent’s billing systems.

     (d) With respect to any shareholder mailings processed by Transfer Agent, Client shall be charged postage as an out-of-pocket expense at postage rates that may not reflect all available or utilized postal discounts, such as presort or NCOA discounts. Client shall, at least one business day prior to mail date, provide immediately available funds sufficient to cover all postage due on such mailing. Any material shareholder mailing schedule changes, including, but not limited to, delays in delivering materials to Transfer Agent or changes in a mailing commencement date, may result in additional fees and/or expenses.

     (e) Upon expiration or termination of this Agreement, Client shall pay Transfer Agent a fee for deconversion services (e.g., providing shareholder lists and files, producing and shipping records, answering successor transfer agent inquiries). This fee shall be based on Transfer Agent’s then-current deconversion fee schedule, as provided to Client.

15. Notices. All notices, demands and other communications given pursuant to this Agreement shall be in writing, shall be deemed effective on the date of receipt, and may be sent by overnight delivery service, or by certified or registered mail, return receipt requested to:

If to Client:
Flaherty & Crumrine Dynamic Preferred
and Income Fund Incorporated
301 E. Colorado Blvd, Suite 720
Pasadena, California 91101
Attn: Chad C. Conwell

If to Transfer Agent:	with an additional copy to:
BNY Mellon Investment Servicing (US)	BNY Mellon
Inc.	301 Bellevue Parkway
4400 Computer Drive	Wilmington, Delaware 19809
Westborough, Mass. 01581	Attn: Legal Department
Attn: Closed-End Fund Servicing

16. Submission to Jurisdiction; Foreign Law.

     (a) The parties irrevocably (i) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (ii) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (iii) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

     (b) Transfer Agent shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof. Transfer Agent may consult with foreign counsel, at Client’s expense, to resolve any foreign law issues that may arise as a result of Client or any other party being subject to the laws or regulations of any foreign jurisdiction.

17. Miscellaneous.

     (a) Amendments. This Agreement may not be amended or modified in any manner except by a written agreement signed by both Client and Transfer Agent.

     (b) Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

     (c) Survival of Terms. Sections 8, 12 and 14 hereof shall survive termination of this Agreement and Transfer Agent’s appointment hereunder. Section 7 shall so survive to the extent provided in such Section.

     (d) Assignment; Delegation; Subcontracting.

          (i) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by Client without the written consent of Transfer Agent, or by Transfer Agent without the written consent of Client. Notwithstanding the foregoing: (i) Transfer Agent may assign or transfer this Agreement to any affiliate of Transfer Agent or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that Transfer Agent gives Client thirty (30) days' prior written notice of such assignment or transfer and such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of Transfer Agent; and (ii) Transfer Agent may subcontract with, hire, engage or otherwise outsource to any affiliate of Transfer Agent with respect to the performance of any one or more of the functions, services, duties or obligations of Transfer Agent under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve Transfer Agent of any of its responsibilities or liabilities hereunder.

          (ii) Transfer Agent may subcontract with, hire, engage or otherwise outsource to Computershare Inc. with respect to the performance of any one or more of the functions, services, duties or obligations of Transfer Agent under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve Transfer Agent of any of its responsibilities or liabilities hereunder, and Transfer Agent shall remain fully and unconditionally liable in accordance with, and to the extent contemplated by, the terms of this Agreement for all such functions, services, duties or obligations so subcontracted or outsourced.

     (e) Headings. The headings contained in this Agreement are for the purposes of convenience only and are not intended to define or limit the contents of this Agreement.

     (f) Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is found to violate a law, it will be severed from the rest of the Agreement and ignored.

     (g) Counterparts. This Agreement may be executed manually in any number of counterparts, each of which such counterparts, when so executed and delivered, shall be deemed an original, and all such counterparts when taken together shall constitute one and the same original instrument.

     (h) Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supercedes all prior written or oral communications, understandings, and agreements with respect to the subject matter of this Agreement. The parties acknowledge that the Exhibits hereto are an integral part of this Agreement.

     (i) Benefits of this Agreement. Nothing in this Agreement shall be construed to give any person or entity other than Transfer Agent and Client any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of Transfer Agent and Client.

     (j) Customer Identification Program. Client acknowledges that Transfer Agent is subject to the customer identification program (“Customer Identification Program”) requirements under the USA PATRIOT Act and its implementing regulations, and that Transfer Agent must obtain, verify and record information that allows Transfer Agent to identify Client. Accordingly, prior to accepting an appointment hereunder, Transfer Agent may request information from Client that will help Transfer Agent to identify Client, including without limitation Client’s physical address, tax identification number, organizational documents, certificate of good standing, license to do business, or any other information that Transfer Agent deems necessary. Client agrees that Transfer Agent cannot accept an appointment hereunder unless and until Transfer Agent verifies Client’s identity in accordance with the Customer Identification Program requirements.

     (k) Incentive Compensation Program. The Bank of New York Mellon Corporation (“BNYM”) has adopted an incentive compensation program designed (i) to facilitate clients gaining access to and being provided with explanations about the full range of products and services offered by BNYM and its subsidiaries and (ii) to expand and develop client relationships. This program may lead to the payment of referral fees and/or bonuses to employees of BNYM or its subsidiaries who may have been involved in a referral that resulted in the execution of obtaining of products or services by Client covered by this Agreement or which may be ancillary or supplemental to such products or services. Any such referral fees or bonuses are funded solely out of fees and commissions paid by Client under this Agreement or with respect to such ancillary or supplemental products or services.

[The remainder of this page has been intentionally left blank. Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.

FLAHERTY & CRUMRINE DYNAMIC PREFERRED AND INCOME FUND INCORPORATED

By:
Name:
Title:

BNY MELLON INVESTMENT SERVICING (US) INC.

By:
Name:
Title:

EXHIBIT A

SERVICES AND DUTIES OF THE TRANSFER AGENT

     1. Shareholder Information. Transfer Agent or its agent shall maintain a record of the number of Shares held by each holder of record which shall include name, address, taxpayer identification and which shall indicate whether such Shares are held in certificates or uncertificated form.

     2. Shareholder Services. Transfer Agent or its agent will investigate all inquiries from shareholders of the Fund (“Shareholders”) relating to Shareholder accounts and will respond to all communications from Shareholders and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between the Transfer Agent and the Fund.

     3. Share Certificates. Transfer Agent or its agent shall maintain a record of each holder of record of the Fund’s shares, including their names, addresses and taxpayer identification. Transfer Agent or its agent shall further maintain a stop transfer record on lost and/or replaced certificates.

     4. Mailing Communications to Shareholders; Proxy Materials. Transfer Agent or its agent will address and mail to Shareholders of the Fund, all reports to Shareholders, dividend and distribution notices and proxy material for the Fund's meetings of Shareholders. In connection with meetings of Shareholders, Transfer Agent or its agent will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings.

     5. Sales of Shares.

(a) Suspension of Sale of Shares. Transfer Agent or its agent shall not be required to issue any Shares of the Fund where it has received a written instruction from the Fund or official notice from any appropriate authority that the sale of the Shares of the Fund has been suspended or discontinued. The existence of such written instructions or such official notice shall be conclusive evidence of the right of Transfer Agent or its agent to rely on such written instructions or official notice.

(b) Returned Checks. In the event that any check or other order for the payment of money is returned unpaid for any reason, Transfer Agent or its agent will: (i) give prompt notice of such return to the Fund or its designee; (ii) place a stop transfer order against all Shares issued as a result of such check or order; and (iii) take such actions as Transfer Agent may from time to time deem appropriate.

     6. Transfer.

(a) Requirements for Transfer of Shares. Transfer Agent or its agent shall process all requests to transfer Shares in accordance with oral or written instructions or otherwise pursuant to the transfer procedures set forth in the Fund's prospectus. Transfer Agent or its agent will transfer Shares upon receipt of oral or written instructions or otherwise pursuant to the prospectus and Share certificates, if any, properly endorsed for transfer, accompanied by such documents as Transfer Agent or its agent reasonably may deem necessary.

(b) Transfer Agent or its agent reserves the right to refuse to transfer Shares until it is satisfied that the endorsement on the instructions is valid and genuine. Transfer Agent or its agent also reserves the right to refuse to transfer Shares until it is satisfied that the requested transfer is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers which Transfer Agent or its agent, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer.

     7. Dividends.

(a) Notice to Agent and Custodian. Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of the Fund with respect to Shares of the Fund, the Fund shall furnish or cause to be furnished to Transfer Agent or its agent a copy of a resolution of the Fund's Board of Directors certified by the Secretary of the Fund setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per Share to the Shareholders of record as of that date, the total amount payable to Transfer Agent or its agent on the payment date and whether such dividend or distribution is to be paid in Shares of such class at net asset value. On or before the payment date specified in such resolution of the Board of Directors, the Custodian of the Fund will pay to Transfer Agent sufficient cash to make payment to the Shareholders of record as of such payment date that are not participating in the Fund's Dividend Reinvestment and Cash Purchase Plan.

(b) Insufficient Funds for Payments. If Transfer Agent or its agent does not receive sufficient cash from the Custodian to make total dividend and/or distribution payments to all Shareholders of the Fund as of the record date, Transfer Agent or its agent will, upon notifying the Fund, withhold payment to all Shareholders of record as of the record date until sufficient cash is provided to Transfer Agent or its agent.

     8. Escheatment Functions. Transfer Agent or its agent to assist in (i) establishing compliance with the unclaimed property requirements of all jurisdictions that may have a claim on escheatable property held by Transfer Agent on behalf of Client; (ii) process records and property subject to reporting based upon current state statutes, rules, and regulations; (iii) identify property that has become escheatable since the last filing date; (iv) assist with reviewing state regulations to determine if there have been any changes in reporting procedures; and (v) reporting and remitting property to states.

SERVICES

     The services to be performed by Transfer Agent or its agent shall be as follows:

     A. DAILY RECORDS

Maintain daily the following information with respect to each Shareholder account as received:

Name and Address (Zip Code)

Class of Shares

Taxpayer Identification Number

Balance of Shares held by Agent

Beneficial owner code: i.e., male, female, joint tenant, etc.

Dividend code (reinvestment)

Number of Shares held in certificate form

     B. OTHER DAILY ACTIVITY

1. Answer written inquiries relating to Shareholder accounts (matters relating to portfolio management, distribution of Shares and other management policy questions will be referred to the Fund).

2. Process additional payments into established Shareholder accounts in accordance with written instruction from the Fund.

3. Upon receipt of proper instructions and all required documentation, process requests for repurchase of Shares.

4. Identify redemption requests made with respect to accounts in which Shares have been purchased within an agreed-upon period of time for determining whether good funds have been collected with respect to such purchase and process as agreed by the agent in accordance with written instruments set forth by the Fund.

5. Examine and process all transfers of Shares, ensuring that all transfer requirements and legal documents have been supplied.

6. Issue and mail replacement checks.

7. Open new accounts and maintain records of exchanges between accounts.

     C. DIVIDEND ACTIVITY

1. Calculate and process Share dividends and distributions as instructed by the Fund.

2. Compute, prepare and mail all necessary reports to Shareholders or various authorities as requested by the Fund. Report to the Fund reinvestment plan Share purchases and determination of the reinvestment price.

     D. MEETINGS OF SHAREHOLDERS

1. Cause to be mailed proxy and related material for all meetings of Shareholders. Tabulate returned proxies (proxies must be adaptable to mechanical equipment of the agent or its agents) and supply daily reports when sufficient proxies have been received.

2. Prepare and submit to the Fund an Affidavit of Mailing.

3. At the time of the meeting, furnish a certified list of Shareholders, in hard copy, electronic format, microfilm or microfiche.

     E. PERIODIC ACTIVITIES

1. Cause to be mailed reports, prospectuses, and any other enclosures requested by the Fund (material must be adaptable to mechanical equipment of the agent or its agents).

2. Receive all notices issued by the Fund with respect to preferred Shares in accordance with and pursuant to the Articles of Incorporation and perform such other specific duties as are set forth in the Articles of Incorporation including a giving of notice of a special meeting and notice of redemption in the circumstances and otherwise in accordance with all relevant provisions of the Articles of Incorporation.

EXHIBIT B

DOCUMENTS AND NOTIFICATIONS TO BE DELIVERED TO TRANSFER
AGENT

Prior to the Effective Date, to the extent not previously provided by Client to Transfer Agent, Client shall provide Transfer Agent with the following:

1.	A copy of the resolutions adopted by the Board of Directors of Client appointing or authorizing the appointment of Transfer Agent as Transfer Agent and/or Registrar and Dividend Disbursing Agent, as the case may be, duly certified by the Secretary or Assistant Secretary of Client.

2.	A copy of the Certificate of Incorporation of Client, and all amendments thereto, certified by the Secretary of State of the state of incorporation.

3.	A copy of the By-laws of Client as amended to date, duly certified by the Secretary of Client.

4.	A certificate of the Secretary or an Assistant Secretary of Client, under its corporate seal, stating as follows:

a) this Agreement has been executed and delivered pursuant to the authority of Client’s Board of Directors;

b) the shares of the Fund are uncertified;

c) no shares have been reserved for future issuance except as set forth on the attached list of existing agreements pursuant to which Shares have been reserved for future issuance, which list specifies the number of reserved Shares subject to each such existing agreement and the substantive provisions thereof.

d) each shareholder list provided to Transfer Agent is true and complete; or no Shares are outstanding;

e) the name of each stock exchange upon which any of the Shares are listed and the number and identity of the Shares so listed;

f) the name and address of each co-Transfer Agent, Registrar (other than Transfer Agent) or co-Registrar for any of the Shares and the extent of its appointment, or there are no co-Transfer Agents, Registrars (other than Transfer Agent) or co-Registrars for any of the Shares; and

g) the officer(s) of Client, who executed this Agreement as well as any certificates or papers delivered to Transfer Agent pursuant to this Agreement (including without limitation any Share certificates, as such certificates may be amended from time to time), were validly elected or appointed to, and are the incumbents of, the offices they purported to hold at the time of such execution and delivery, are authorized to execute this Agreement as well as all other certificates or papers delivered hereunder, and that their signatures on all such documentation are genuine.

Such Secretary’s certificate shall contain a certificate of an officer of Client, other than the officer executing the Secretary’s certificate, stating that the person executing the Secretary’s certificate was validly elected to, and is the Secretary or an Assistant Secretary of Client and that his signature on the certificate is genuine.

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5.	A shareholder list, preferably in machine readable format, certified as true and complete by the person preparing the list, for the issued and outstanding Shares, setting forth as to each holder, his/her name and address, tax identification number certified by the shareholder pursuant to requirements of the Internal Revenue Code and applicable regulations, the number of Shares held, the Share certificate numbers and the existence of any stop orders or other transfer restrictions.

6.	Opinion of counsel for Client, addressed to Transfer Agent, to the effect that:

a) the Shares issued and outstanding on the date hereof have been duly authorized, validly issued and are fully paid and are non-assessable;

b) Client’s registration statement on Form N-2 filed with the Securities and Exchange Commission in respect of the Shares has become effective, and Client has duly filed to register the Shares on Form 8-A adopted under the Securities Exchange Act of 1934, as amended;

c) the execution and delivery of this Agreement do not and will not conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the charter or the by-laws of Client.

8.	A completed Internal Revenue Service Form 2678, as applicable.

9.	A completed Form W-8 or W-9, as applicable.

Client further agrees to deliver an opinion of counsel as provided in this Exhibit B, Section 7(a) and (b) upon any future original issuance of Shares for which Transfer Agent will act as transfer agent hereunder.

NOTIFICATION OF CHANGES

Client shall promptly as reasonably practicable under the circumstances notify Transfer Agent of the following:

1.	Any change in the name of Client, amendment of its certificate of incorporation or its by-laws;

2.	Any change in the title of a Class of Stock;

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3.	Any change in the Number of Authorized Shares;

4.	Any change in existing agreements or any entry into new agreements changing the Number of Authorized Shares Reserved for Future Issuance Under Existing Agreements;

5.	Any change in the number of outstanding Shares subject to stop orders or other transfer limitations;

6.	The listing or delisting of any Shares on any stock exchange;

7.	The appointment after the date hereof of any co-Transfer Agent, Registrar (other than Transfer Agent) or any co-Registrar for any of the Shares;

8.	The merger of Client into, or the consolidation of Client with, or the sale or other transfer of the assets of Client substantially as an entirety to, another person; or the merger or consolidation of another person into or with Client; and

9.	Any other change in the affairs of Client of which Transfer Agent must reasonably have knowledge to perform properly its duties under this Agreement.

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